Stockholder contact:	Kevin Howley 617-385-9517 kevin.howley@columbiathreadneedle.com

Media contact:	Elizabeth Kennedy 617-897-9394 liz.kennedy@ampf.com

COLUMBIA SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ANNOUNCES TWO NEW DIRECTORS AND

RECORD AND MEETING DATES FOR 8th ANNUAL MEETING OF STOCKHOLDERS

Boston, MA, December 19, 2017 — The Board of Directors (the Board) of Columbia Seligman Premium Technology Growth Fund, Inc. (the Fund) (NYSE: STK) today held a meeting at which its members considered and, thereafter, unanimously elected Edward J. Boudreau and George S. Batejan to the Fund’s Board. Their service with the Board will commence on January 1, 2018, at which time Mr. Boudreau will also serve as chairman of the Board, per action at the meeting by the Board’s existing members. Each of Messrs. Batejan and Boudreau currently serve on the mutual fund board of the Columbia Funds and, as of January 1, 2018, on the board of one other closed-end fund (additional biographical information for each of Messrs. Batejan and Boudreau is included below). Mr. William A. Hawkins, the Board’s current chairman, and Ms. Alison Taunton-Rigby are retiring from the Fund’s and the other closed-end fund’s Board effective December 31, 2017, and from the Columbia Funds Board effective January 1, 2018.

Mr. Boudreau will also serve on the Board’s Contracts Committee, Board Governance Committee, Executive Committee, Compliance Committee, and Investment Review Committee. Mr. Batejan will also serve on the Board’s Contracts Committee, Compliance Committee, and Investment Review Committee.

The Board also announced today that the Fund’s 8th annual meeting of stockholders will be held on April 16, 2018 and the close of business on February 27, 2018 has been fixed by the Board as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual stockholder meeting or any postponement or adjournment thereof. Further details relating to the annual meeting of stockholders, including proposals, as well as additional details of the annual meeting place and time, will be described in a notice of annual meeting and proxy statement that the Fund intends to file with the Securities and Exchange Commission.

Edward J. Boudreau, Jr. — Prior to the establishment of E. J. Boudreau & Associates, Mr. Boudreau left a successful 32-year career at John Hancock Financial Services, the last 11 years of which he served as Chairman and Chief Executive Officer of John Hancock Investments. He spent the first 18 years of his career at John Hancock Mutual Life Insurance Company in its treasury and financial management areas, progressing to Senior Vice President and Treasurer. For the following three years he worked on special assignments for the Chairman, including acting as temporary head of the Information Technology Department for two years. During his time as CEO of John Hancock Investments, Mr. Boudreau also served on the Investment Company Institute’s Board of Governors. He also has experience on other boards of directors of other companies. He is currently a member of the Advisory Board to the Mutual Fund Directors Forum and serves as a FINRA Industry Arbitrator.

George S. Batejan — Mr. Batejan has over 40 years’ experience in the financial services industry, including service as a former Executive Vice President and Global Head of Technology and Operations of Janus Capital Group, Inc. He has also served as Senior Vice President and Chief Information Officer of Evergreen Investments, Inc., Executive Vice President and Chief Information Officer of OppenheimerFunds, Inc., and Head of Global Operations and Systems/Senior Vice President of American International Group. Mr. Batejan is an 18-year veteran of Chase Manhattan Bank, N.A. where he progressed to the Private Banking Vice President and Division Executive of the Americas’ Service Delivery Group. He has also served on numerous corporate and non-profit boards.

The Fund is managed by Columbia Management Investment Advisers, LLC. This material is distributed by Columbia Management Investment Distributors, Inc., member FINRA.

Investors should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund’s most recent periodic reports and other regulatory filings by contacting your financial advisor or visiting www.columbiathreadneedleus.com. These reports and other filings can also be found on the Securities and Exchange Commission’s EDGAR Database. You should read these reports and other filings carefully before investing.

Investment products are not federally or FDIC-insured, are not deposits or obligations of, or guaranteed by any financial institution, and involve investment risks including possible loss of principal and fluctuation in value.

© 2017 Columbia Management Investment Advisers, LLC. All rights reserved.

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